Exhibit 99.1
KIMBALL INTERNATIONAL, INC. ANNOUNCES FIRST QUARTER FISCAL YEAR 2015 RESULTS
Adjusted Earnings per Class B Diluted Share Increased 47% to $0.25 ($0.21 GAAP)
JASPER, IN (November 6, 2014) - Kimball International, Inc. (NASDAQ: KBAL) today announced net sales of $348.2 million and net income of $8.0 million, or $0.21 per Class B diluted share, for the first quarter of fiscal year 2015 which ended September 30, 2014.  Excluding incremental after-tax costs related to the spin-off of the Company's EMS segment of $1.5 million ($0.04 per Class B diluted share), the adjusted net income for the first quarter of fiscal year 2015 was $9.5 million, or $0.25 per Class B diluted share.
Consolidated Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	September 30, 2014	September 30, 2013	Percent Change
Net Sales	$348,249	$317,439	10%
Gross Profit	$72,562	$61,324	18%
Gross Profit %	20.8%	19.3%
Selling and Administrative Expenses	$58,888	$54,217	9%
Selling and Administrative Expenses %	16.9%	17.1%
Other General Income	$0	$(5,022)	(100%)
Restructuring Expense	$0	$402	(100%)
Operating Income	$13,674	$11,727	17%
Operating Income %	3.9%	3.7%
Adjusted Operating Income *	$15,248	$7,107	115%
Adjusted Operating Income % *	4.4%	2.2%
Net Income	$7,996	$9,183	(13%)
Adjusted Net Income *	$9,545	$6,405	49%
Earnings Per Class B Diluted Share	$0.21	$0.24	(13%)
Adjusted Earnings Per Class B Diluted Share *	$0.25	$0.17	47%
* Items indicated represent Non-GAAP measurements. See “Reconciliation of Non-GAAP Financial Measures” below.

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Consolidated net sales in the first quarter of fiscal year 2015 increased 10% from the prior year first quarter on increased net sales in both the Furniture segment and the Electronic Manufacturing Services (“EMS”) segment.

•	First quarter gross profit as a percent of net sales increased 1.5 percentage points from the prior year first quarter on improved margins in both the Furniture segment and the EMS segment.

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Consolidated selling and administrative expenses in the first quarter of fiscal year 2015 increased 9% in absolute dollars compared to the prior year partially due to higher profit-based incentive compensation costs, higher salaries and benefits, increased investments in sales and marketing activities, and $1.6 million of incremental pre-tax costs related to the spin-off of the Company's EMS segment. Partially offsetting these higher first quarter of fiscal year 2015 costs was a favorable year over year variance driven by a $1.2 million pre-tax impairment charge ($0.7 million after-tax impact) recognized in the first quarter of the prior year, related to the decision to downsize the plane fleet from three jets to two and the resulting reclassification as held for sale. In addition, the Company recorded $0.3 million of income in the first quarter of fiscal year 2015 related to the normal revaluation to fair value of its Supplemental Employee Retirement Plan (“SERP”) liability compared to $1.1 million of expense in the first quarter of the prior fiscal year. The revaluation of the SERP liability is offset by a corresponding revaluation of the SERP investment which was recorded in Other Income/Expense, and thus there was no effect on net income.

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No Other General Income was recorded during the first quarter of fiscal year 2015. Other General Income in the first quarter of fiscal year 2014 included $5.0 million of pre-tax income resulting from settlement proceeds related to two antitrust class action lawsuits of which the Company was a class member. The class actions alleged that certain EMS segment suppliers illegally conspired over a number of years to raise and fix the prices of electronic components, resulting in overcharges to purchasers of those components several years ago.

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Other Income/Expense was expense of $0.8 million for the first quarter of fiscal year 2015 compared to income of $1.0 million for the first quarter of the prior year. The variance was primarily related to the revaluation to fair value of the Company's Supplemental Employee Retirement Plan, which as discussed above is offset in the selling and administrative expenses.

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The Company's effective tax rate for the first quarter of fiscal year 2015 of 37.9% was higher than the prior year first quarter effective tax rate of 28.0%. Primary reasons for the higher rate were the current year negative effect of non-deductible spin-off related costs (driving a 3.2% tax rate increase) and the prior year favorable adjustment of a foreign jurisdiction deferred tax asset valuation allowance (driving a 4.1% tax rate increase).

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Operating cash flow for the first quarter of fiscal year 2015 was a cash outflow of $6.7 million compared to a cash inflow $16.0 million in the first quarter of the prior year. The current quarter cash outflow was primarily driven by the payment of accrued profit-based incentive compensation.

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The Company's cash and cash equivalents declined to $113.2 million at September 30, 2014, compared to $136.6 million at June 30, 2014. During the first quarter of fiscal year 2015 we reinvested $11.2 million into capital investments for the future with the largest investments being made for manufacturing equipment in the EMS segment. The Company had no short-term borrowings outstanding at September 30, 2014 or June 30, 2014. Long-term debt including current maturities was less than $300,000 at September 30, 2014.

Robert F. Schneider, Chief Executive Officer, stated, “Our first quarter of fiscal year 2015 delivered sales and earnings improvement within both segments resulting in a 47% increase in adjusted EPS over last year first quarter, excluding the impact of spin-off expenses, settlement proceeds from lawsuits, and restructuring charges. Within the Furniture segment, sales grew in several key vertical markets including our largest market which provides furniture for commercial business and professional services customers. Orders received during the quarter were very strong in all furniture verticals, including hospitality, which had the third best order quarter in the history of the Company. I am very encouraged by the 33% increase in Furniture segment operating income over the first quarter of last year, along with improving operating income as a percent of sales to 4.4% during the quarter. The EMS segment produced record sales during the first quarter of fiscal year 2015, showing double-digit growth in all of the segment's vertical markets. EMS adjusted operating income, excluding the prior year impact of lawsuit income and restructuring, improved a substantial 72% compared to the prior year as we were able to leverage increased volume.”

Mr. Schneider concluded, “In October, we achieved a significant milestone with the completion of the spin-off of our Kimball Electronics subsidiary, creating a new independent publicly traded company. At the same time we continued to maintain strong positive momentum, focusing on our customers' needs, sustaining our culture, and delivering Share Owner value. Both companies are well positioned for future success, with sound business models and strong balance sheets. We look forward to the increased focus that the spin-off allows, enabling both companies to execute specific strategies that are most effective within their particular markets.”

Furniture Segment

Financial Highlights (Amounts in Thousands)	Three Months Ended
	September 30, 2014	September 30, 2013	Percent Change
Net Sales	$144,446	$141,803	2%
Operating Income	$6,351	$4,787	33%
Operating Income %	4.4%	3.4%
Net Income	$3,709	$2,899	28%

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Fiscal year 2015 first quarter net sales in the Furniture segment increased 2% compared to the prior year. Increased net sales in the other commercial, finance, and government vertical markets were partially offset by declines in the education, hospitality, and healthcare vertical markets.

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Orders received during the fiscal year 2015 first quarter increased 2% over the prior year. Increased orders in other commercial, healthcare and government verticals were primarily offset by lower orders in the hospitality vertical. Orders in the hospitality vertical declined compared to the prior year due to a large order received in the prior year; however, despite the decline, hospitality orders received during the quarter represented the third best in the history of the Company. Without the impact of the large prior year hospitality order ($10.2 million), fiscal year 2015 first quarter orders received increased 9% over the prior year first quarter, and excluding the entire hospitality vertical, orders increased 10% over the prior year first quarter.

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Furniture segment gross profit as a percent of net sales increased 2.8 percentage points in the first quarter of fiscal year 2015 when compared to the prior year. The Furniture segment is focused on increasing its operating income margin, which was 4.4% during the quarter, with an operating income goal of 8%. Improvement was driven by operational improvements, realized benefits from price increases, and a favorable mix of higher margin projects.

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Selling and administrative expenses in the Furniture segment for the first quarter of fiscal year 2015 increased 9% compared to the prior year as a result of higher profit-based incentive compensation costs, salaries and employee benefits, and increased investments in sales and marketing activities. As a percent of net sales, selling and administrative costs in the Furniture segment increased 1.8 percentage points for the first quarter of fiscal year 2015.

Electronic Manufacturing Services Segment

Financial Highlights (Amounts in Thousands)	Three Months Ended
	September 30, 2014	September 30, 2013	Percent Change
Net Sales	$203,803	$175,636	16%
Operating Income	$8,669	$9,996	(13%)
Operating Income %	4.3%	5.7%
Adjusted Operating Income *	$8,669	$5,046	72%
Adjusted Operating Income % *	4.3%	2.9%
Net Income	$5,917	$7,462	(21%)
Adjusted Net Income *	$5,917	$4,486	32%
* Items indicated represent Non-GAAP measurements. See “Reconciliation of Non-GAAP Financial Measures” below.

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Fiscal year 2015 first quarter net sales in the EMS segment increased 16% compared to the first quarter of the prior year on double-digit sales growth within all of the segment's vertical markets, with the largest increase in the medical industry.

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Gross profit as a percent of net sales in the EMS segment for the first quarter of fiscal year 2015 increased 1.5 percentage points compared to the first quarter of the prior year, primarily benefiting from leverage gained on the higher sales and a favorable variance resulting from the prior year first quarter $0.6 million inventory write-down relating to products specific to a former customer.

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Selling and administrative expenses in this segment increased 19% in the fiscal year 2015 first quarter when compared to the prior year, primarily driven by higher profit-based incentive compensation and higher salary and employee benefit expense. As a percent of sales, selling and administrative costs in the EMS segment increased 0.2 of a percentage point for the first quarter of fiscal year 2015 compared to the prior year.

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Operating income in the first quarter of fiscal year 2014 includes the $5.0 million of Other General Income related to the proceeds from the antitrust lawsuits mentioned above. The Adjusted Operating Income and Adjusted Net Income amounts in the EMS segment table above exclude this income for a better comparison to last year. No Other General Income was recorded during the first quarter of fiscal year 2015.

Spin-off of Electronic Manufacturing Services Segment
On October 31, 2014 (“Distribution Date”), we completed the previously announced spin-off of our EMS segment by distributing the related shares of Kimball Electronics, Inc. (“Kimball Electronics”), on a pro rata basis, to the Company's Share Owners of record as of October 22, 2014 (the Record Date). On the Distribution Date, each of the Company's shareholders received three shares of Kimball Electronics for every four shares of the Company held by such shareholder on the Record Date. After the Distribution Date, the Company does not beneficially own any Kimball Electronics shares and Kimball Electronics is an independent publicly traded company. Kimball International, Inc. trades on the NASDAQ under the ticker symbol “KBAL” and Kimball Electronics, Inc. trades on the NASDAQ under the ticker symbol “KE”.

A Form 8-K filed on November 6, 2014 discloses the pro forma financial statements of Kimball International, showing the financial results as if the spin-off had occurred at the beginning of the periods presented.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, statement of comprehensive income, balance sheet, or statement of cash flows of the Company. The non-GAAP financial measures on a consolidated basis used within this release include 1) operating income excluding spin-off expenses, settlement proceeds from lawsuits, and restructuring charges, 2) net income excluding spin-off expenses, settlement proceeds from lawsuits, and restructuring charges, and 3) earnings per Class B diluted share excluding spin-off expenses, settlement proceeds from lawsuits, and restructuring charges. The non-GAAP financial measures in the EMS segment used within this release include 1) operating income excluding settlement proceeds from lawsuits and restructuring charges, and 2) net income excluding settlement proceeds from lawsuits and restructuring charges. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Financial Highlights table below. Management believes it is useful for investors to understand how its core operations performed without spin-off expenses, the effects of the lawsuit income, and costs incurred in executing its restructuring plans. Excluding these amounts allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures that management uses to make certain operating decisions exclude these charges to enable meaningful trending of core operating metrics.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, our ability to fully realize the expected benefits of the spin-off, adverse changes in the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, loss of key customers or suppliers within specific industries, financial stability of key customers and suppliers, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2014 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	November 7, 2014
Time:	11:00 AM Eastern Time
Dial-In #:	866-314-5232 (International Calls - 617-213-8052)
Pass Code:	Kimball

A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call.

About Kimball International, Inc.
Kimball International, Inc. is a leading manufacturer of design driven, technology savvy, high quality furnishings sold under the Company’s family of brands, National Office Furniture, Kimball Office and Kimball Hospitality. Our diverse portfolio provides solutions for the workplace, learning, healing and hospitality environments. Customers can access our products globally through a variety of distribution channels.  Recognized with a reputation for excellence and a recipient of the Forbes 2014 America’s Most Trustworthy Companies designation, Kimball International is committed to a high performance culture that is committed to sound ethics, continuous improvement and social responsibility.
Prior to the October 31, 2014 spin-off of its Kimball Electronics, Inc. subsidiary, Kimball International, Inc. also operated an Electronic Manufacturing Services segment which provided engineering, manufacturing, and supply chain services, and specialized in producing durable electronics for the automotive, medical, industrial, and public safety markets globally.
To learn more about Kimball International, Inc. (NASDAQ: KBAL) visit www.kimball.com.
"We Build Success"

Financial highlights for the first quarter ended September 30, 2014 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	September 30, 2014		September 30, 2013
Net Sales	$348,249	100.0%	$317,439	100.0%
Cost of Sales	275,687	79.2%	256,115	80.7%
Gross Profit	72,562	20.8%	61,324	19.3%
Selling and Administrative Expenses	58,888	16.9%	54,217	17.1%
Other General Income	0	0.0%	(5,022)	(1.6%)
Restructuring Expense	0	0.0%	402	0.1%
Operating Income	13,674	3.9%	11,727	3.7%
Other Income (Expense), net	(795)	(0.2%)	1,019	0.3%
Income Before Taxes on Income	12,879	3.7%	12,746	4.0%
Provision for Income Taxes	4,883	1.4%	3,563	1.1%
Net Income	$7,996	2.3%	$9,183	2.9%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.20		$0.24
Class B	$0.21		$0.24
Diluted Earnings Per Share:
Class A	$0.20		$0.23
Class B	$0.21		$0.24

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	38,712		38,310
Diluted	38,746		38,596

Condensed Consolidated Statements of Cash Flows	Fiscal Year Ended
(Unaudited)	September 30,
(Amounts in Thousands)	2014	2013
Net Cash Flow (used for) provided by Operating Activities	$(6,720)	$16,025
Net Cash Flow used for Investing Activities	(11,029)	(6,425)
Net Cash Flow used for Financing Activities	(4,513)	(3,784)
Effect of Exchange Rate Change on Cash and Cash Equivalents	(1,167)	214
Net (Decrease) Increase in Cash and Cash Equivalents	(23,429)	6,030
Cash and Cash Equivalents at Beginning of Period	136,624	103,600
Cash and Cash Equivalents at End of Period	$113,195	$109,630

	(Unaudited)
Condensed Consolidated Balance Sheets	September 30, 2014	June 30, 2014
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$113,195	$136,624
Receivables, net	180,992	175,695
Inventories	150,295	140,475
Prepaid expenses and other current assets	49,928	46,998
Property and Equipment, net	189,137	188,833
Goodwill	2,564	2,564
Other Intangible Assets, net	4,015	4,191
Other Assets	27,738	26,766
Total Assets	$717,864	$722,146

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$27	$25
Accounts payable	181,719	174,436
Dividends payable	1,903	1,883
Accrued expenses	63,277	77,256
Long-term debt, less current maturities	248	268
Other	26,714	26,745
Share Owners' Equity	443,976	441,533
Total Liabilities and Share Owners' Equity	$717,864	$722,146

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended
(Unaudited)	September 30,
(Amounts in Thousands)	2014	2013
Interest Income	$45	$68
Interest Expense	(10)	(7)
Foreign Currency/Derivative Gain (Loss)	(352)	118
Gain (Loss) on Supplemental Employee Retirement Plan Investment	(279)	1,051
Other Non-Operating Expense	(199)	(211)
Other Income (Expense), net	$(795)	$1,019

Furniture Segment Net Sales by End Market Vertical
	Three Months Ended
	September 30
(Amounts in Millions)	2014	2013	% Change
Education	$12.8	$15.2	(16)%
Finance	15.4	14.2	8%
Government	27.2	25.4	7%
Healthcare	14.6	16.4	(11)%
Hospitality	25.2	28.6	(12)%
Other Commercial	49.2	42.0	17%
Total Furniture Net Sales	$144.4	$141.8	2%

EMS Segment Net Sales by Vertical Market
	Three Months Ended
	September 30
(Amounts in Millions)	2014	2013	% Change
Automotive	$71.2	$63.3	13%
Medical	61.6	49.0	26%
Industrial	53.6	47.8	12%
Public Safety	14.2	12.6	12%
Other	3.2	2.9	11%
Total EMS Net Sales	$203.8	$175.6	16%

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share data)

Operating Income excluding Spin-off Expenses, Settlement Proceeds from Lawsuits, and Restructuring Charges
	Three Months Ended
	September 30,
Kimball International, Inc.	2014	2013
Operating Income, as reported	$13,674	$11,727
Add: Pre-tax Spin-off Expenses	1,574	0
Less: Pre-tax Settlement Proceeds from Lawsuits	0	5,022
Add: Pre-tax Restructuring Charges	0	402
Adjusted Operating Income	$15,248	$7,107

Electronic Manufacturing Services Segment
Operating Income, as reported	$8,669	$9,996
Less: Pre-tax Settlement Proceeds from Lawsuits	0	5,022
Add: Pre-tax Restructuring Charges	0	72
Adjusted Operating Income	$8,669	$5,046

Net Income excluding Spin-off Expenses, Settlement Proceeds from Lawsuits, and Restructuring Charges
	Three Months Ended
	September 30,
Kimball International, Inc.	2014	2013
Net Income, as reported	$7,996	$9,183
Add: After-tax Spin-off Expenses	1,549	0
Less: After-tax Settlement Proceeds from Lawsuits	0	3,020
Add: After-tax Restructuring Charges	0	242
Adjusted Net Income	$9,545	$6,405

Electronic Manufacturing Services Segment
Net Income, as reported	$5,917	$7,462
Less: After-tax Settlement Proceeds from Lawsuits	0	3,020
Add: After-tax Restructuring Charges	0	44
Adjusted Net Income	$5,917	$4,486

Earnings Per Class B Diluted Share excluding Spin-off Expenses, Settlement Proceeds from Lawsuits, and Restructuring Charges
	Three Months Ended
	September 30,
	2014	2013
Earnings per Class B Diluted Share, as reported	$0.21	$0.24
Add: Impact of Spin-off Expenses	0.04	0.00
Less: Impact of Settlement Proceeds from Lawsuits	0.00	0.08
Add: Impact of Restructuring Charges	0.00	0.01
Adjusted Earnings Per Class B Diluted Share	$0.25	$0.17